Exhibit 99.1

Bank Notes

OFFICER PROMOTIONS

Leslie Matthews is a Credit Analyst in Greenville and has been promoted to Banking Officer. Ms. Matthews entered the Bank’s Management Development Program in June 2011 upon her graduation from Clemson University. She is active in PULSE and Clemson Young Alumni.

OFFICER APPOINTMENTS

Judy Barnaskey joined the Bank as Assistant Vice President, Branch Manager of the Bank’s Seneca branch. Ms. Barnaskey brings to the Bank twenty-seven years of financial services experience, the most recent of which was as branch manager for a regional bank with offices in the Upstate. She is a native of Central, South Carolina and is a graduate of Leadership Class of Clemson. She is also active in United Way and March of Dimes.

David J. Whitfield joined the Bank as Vice President, Credit Administrator and brings to the Bank over nineteen years of financial services experience, the most recent of which was as a commercial loan officer for a regional bank with offices in the Upstate. He is a resident of Anderson, South Carolina and is a graduate of Clemson University, The Graduate School of Banking – University of Colorado and Advanced Commercial Lending School.

BANK MILESTONES AND ACCOMPLISHMENTS

During the fourth quarter 2012 we reported quarterly net income of $2.7 million, our second consecutive quarter of profitability after returning to profitability in the third quarter. We also continued our technology-based client service enhancements through the launch of three deposit-accepting ATMs. In 2013, we plan to continue our client service enhancements by adding more deposit accepting ATMs as well as launching new personal financial management online tools, person-to-person payment solutions and a more functional and interactive website.

Forward-Looking Statements

This report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Additional information can be found in our filed reports at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).

March 4, 2013

To Our Shareholders:

For the fourth quarter, we are pleased to report our second consecutive quarter of profitability, and overall significantly improved financial results for the year ended December 31, 2012. For the fourth quarter 2012 we reported net income of $2.7 million following net income of $3.2 million for the third quarter 2012. For the year ended December 31, 2012 our net loss improved to $1.9 million compared to a net loss of $23.4 million in 2011. Our improving financial results continue to reflect the underlying earnings strength of our franchise. Over the past year we significantly reduced problem assets, improved our operating efficiency, exited the Consent Order with the banking regulators, and enhanced the delivery of products and services to our clients.

Credit Quality: We continue to aggressively resolve our fewer remaining problem assets, which in the fourth quarter resulted in a further reduction in nonperforming assets, which are now 81% below the peak at March 31, 2010. The significant reduction in problem assets during 2012 is expected to result in lower and more predictable credit losses going forward. However, our credit-related expenses may vary from quarter to quarter as we continue to resolve our remaining problem assets, adjust asset values based on the receipt of updated appraisals, and address any new problem assets that may surface.

Value Creation Strategy: In 2012, we made good progress on our value creation strategy to increase the value of The Palmetto Bank franchise. During 2012 and continuing into 2013, we implemented several technology, product and service enhancements to meet the rapidly changing expectations of our consumer and business clients. These enhancements are designed to give our clients the ability to bank where, when, and how they want. Our value creation initiatives will continue in 2013 as we further refine our product and service offerings, expand the delivery channels for these products and services, leverage our new Small Business Administration and Corporate Banking platforms introduced in 2012, and increase our focus on improving the strategic efficiency of our operations. While clearly not where we desire it to be, during 2012 and into 2013 our common stock price increased from $5.11 per share on January 1, 2012 to $10.95 per share as of February 28, 2013 (an increase of 114%).

Summary: We are proud of our 106-year legacy and rich heritage of serving clients and communities of the Upstate of South Carolina. We finished 2012 with positive earnings momentum and expect to remain profitable during 2013. Although we still have a lot of hard work ahead of us to reclaim our historical status as a high-performing bank, we are excited about our prospects for the future and look forward to continuing to serve our clients and communities of the Upstate.

Additional Information: Additional details about our financial results for the fourth quarter 2012 and for the year ended December 31, 2012 are included in our news release dated January 23, 2013 and our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2013, both of which may be obtained from the SEC website at www.sec.gov or from our Investor Relations website at www.palmettobank.com. We encourage you to read these documents for a comprehensive discussion of our strategic plan and the actions we are taking to increase shareholder value. In addition, we currently expect to hold our annual meeting of shareholders on May 16, and in early April we plan to file our annual proxy statement related to the meeting. We look forward to meeting with you and providing an update on our plans for the future.

*  *  *  *  *

Thank you for the continued support, and please do not hesitate to contact either one of us with questions or concerns about your Company.

Sincerely,

Mike Glenn,	Sam Erwin,
Chairman of the Board of Directors	Chief Executive Officer

Consolidated Balance Sheets

(in thousands)

	December 31,	September 30,	December 31,
	2012	2012	2011
		(unaudited)
Assets
Cash and cash equivalents
Cash and due from banks	$101,385	$69,060	$102,952

Total cash and cash equivalents	101,385	69,060	102,952

Federal Home Loan Bank (“FHLB”) stock, at cost	1,811	1,807	3,502
Investment securities available for sale, at fair value	264,502	290,805	260,992
Mortgage loans held for sale	6,114	3,795	3,648
Other loans held for sale	776	7,088	14,178

Loans, gross	738,282	733,940	773,558
Less: allowance for loan losses	(17,825)	(18,338)	(25,596)

Loans, net	720,457	715,602	747,962

Premises and equipment, net	24,796	24,867	25,804
Accrued interest receivable	3,910	4,301	5,196
Foreclosed real estate	10,911	11,609	27,663
Other assets	10,794	10,797	11,255

Total assets	$1,145,456	$1,139,731	$1,203,152

Liabilities and shareholders’ equity
Liabilities
Deposits
Noninterest-bearing	$179,695	$176,909	$155,406
Interest-bearing	843,547	839,320	908,775

Total deposits	1,023,242	1,016,229	1,064,181

Retail repurchase agreements	15,357	18,636	23,858
Accrued interest payable	450	446	554
Other liabilities	8,027	10,533	11,077

Total liabilities	1,047,076	1,045,844	1,099,670

Shareholders’ equity
Preferred stock	—	—	—
Common stock	127	127	127
Capital surplus	143,342	143,085	142,233
Accumulated deficit	(38,372)	(41,082)	(36,508)
Accumulated other comprehensive loss, net of tax	(6,717)	(8,243)	(2,370)

Total shareholders’ equity	98,380	93,887	103,482

Total liabilities and shareholders’ equity	$1,145,456	$1,139,731	$1,203,152

Consolidated Statements of Income (Loss)

(in thousands)

	For the three months ended		For the years ended December 31,
	December 31, 2012	September 30, 2012	2012	2011
	(unaudited)	(unaudited)
Interest income
Interest earned on cash and cash equivalents	$37	$49	$209	$347
Dividends received on FHLB stock	12	10	47	48
Interest earned on investment securities available for sale
U.S. Treasury and federal agencies (taxable)	—	—	—	6
State and municipal (nontaxable)	98	105	1,787	3,340
Collateralized mortgage obligations (taxable)	332	399	1,627	2,729
Other mortgage-backed (taxable)	342	406	1,167	846
SBA loan-backed (taxable)	234	195	478	—
Interest and fees earned on loans	9,812	9,912	40,075	44,502

Total interest income	10,867	11,076	45,390	51,818

Interest expense
Interest paid on deposits	1,178	1,226	5,136	9,334
Interest paid on retail repurchase agreements	—	1	2	20
Interest paid on FHLB borrowings	—	—	—	72

Total interest expense	1,178	1,227	5,138	9,426

Net interest income	9,689	9,849	40,252	42,392
Provision for loan losses	1,325	600	13,075	20,500

Net interest income after provision for loan losses	8,364	9,249	27,177	21,892

Noninterest income
Service charges on deposit accounts, net	1,713	1,635	6,691	7,547
Fees for trust, investment management and brokerage services	746	757	3,092	3,083
Mortgage-banking	797	709	3,139	1,757
Automatic teller machine	225	210	924	938
Bankcard services	64	64	247	238
Investment securities gains, net	635	—	10,494	157
Gain on sale of branches	—	568	568	—
Other	622	392	1,875	1,706

Total noninterest income	4,802	4,335	27,030	15,426
Noninterest expense
Salaries and other personnel	4,940	5,205	21,088	23,807
Occupancy	1,059	1,068	4,455	4,503
Furniture and equipment	854	799	3,378	3,807
Professional services	406	419	1,715	1,960
FDIC deposit insurance assessment	381	383	1,861	3,012
Marketing	400	422	1,384	1,803
Foreclosed real estate writedowns and expenses	258	693	9,285	7,470
Loss on other loans held for sale	1,122	4	3,660	8,119
Loan workout expense	651	235	1,273	1,654
Other	1,256	1,630	5,251	7,247

Total noninterest expense	11,327	10,858	53,350	63,382

Net income (loss) before provision (benefit) for income taxes	1,839	2,726	857	(26,064)

Provision (benefit) for income taxes	(871)	(436)	2,721	(2,664)

Net income (loss)	$2,710	$3,162	$(1,864)	$(23,400)